EXHIBIT 99.1

Monarch Casino & Resort Reports Record First Quarter 2026 Financial Results

Declares Cash Dividend of $0.30 per Share Payable on June 15, 2026

RENO, Nev., April 21, 2026 (GLOBE NEWSWIRE) -- Monarch Casino & Resort, Inc. (Nasdaq: MCRI) (“Monarch” or “the Company”) today reported operating results for the first quarter ended March 31, 2026, as summarized below:

($ in thousands, except per share data and percentages)

	Three Months Ended March 31,
	2026	2025	Increase
Net revenue	$136,550	$125,394	8.9%
Net income	$27,592	$19,864	38.9%
Adjusted EBITDA(1)	$48,951	$41,131	19.0%

Basic EPS	$1.55	$1.08	43.5%
Diluted EPS	$1.52	$1.05	44.8%

(1)   Definitions, disclosures and reconciliations of non-GAAP financial information are included later in the release.

CEO Comment
John Farahi, Co-Chairman and Chief Executive Officer of Monarch, commented: “Monarch delivered record first quarter financial results. First quarter net revenue and adjusted EBITDA increased year-over-year by 8.9% and 19.0%, respectively. First quarter adjusted EBITDA margin increased by approximately 300 basis points from 32.8% in the first quarter of 2025 to a record first quarter margin of 35.8% in 2026. The first quarter increases in revenue and adjusted EBITDA highlight our ability to drive sustained growth from our two properties.

“In the first quarter of 2026, we increased market share year-over-year at both Atlantis and Monarch Black Hawk. We are committed to ongoing capital investments, enhancement at both properties and setting the standard for luxury resorts in each market. We remain confident that we have opportunities to increase revenue in both markets, while deploying technology to reduce operating costs.

“We continue to return capital to stockholders through dividends and share repurchases. In the first quarter of 2026, we purchased, in open market transactions, 181,258 shares of Monarch common stock for $17.6 million.”

Summary of 2026 First Quarter Operating Results
In the first quarter of 2026, the Company generated net revenue of $136.6 million compared to $125.4 million in the corresponding prior-year period. Casino revenue increased 9.4% compared to the prior year, food and beverage (“F&B”) increased 5.6% and hotel revenue increased 13.5%, compared to the same prior-year period. F&B and hotel revenues benefitted from higher available rooms at Atlantis in the first quarter of 2026 compared to the same period in 2025 and improved convention and groups business during the 2026 first quarter.

Selling, general and administrative (“SG&A”) expense for the first quarter of 2026 was $27.8 million compared to $27.2 million in the corresponding prior-year period. As a percentage of net revenue, SG&A expense decreased to 20.3% from 21.7% in the corresponding prior-year period. Casino operating expense as a percentage of casino revenue decreased to 36.0% during the first quarter of 2026 from 37.7% in the corresponding prior-year period primarily due to better labor management and operational efficiency. During the first quarter of 2026, F&B operating expense as a percentage of F&B revenue decreased to 72.7% from 74.3% in the corresponding prior-year period due to an increase in F&B revenue per cover. Hotel operating expense as a percentage of hotel revenue decreased to 36.0% in the first quarter of 2026 compared to 37.7% in the corresponding prior-year period primarily due to an increase in available and sold rooms and improved expense per occupied room in the current period compared to the same period in the prior year.

Net income for the first quarter of 2026 increased 38.9% and diluted EPS increased 44.8% compared to the same period last year. The Company generated consolidated Adjusted EBITDA of $49.0 million in the first quarter of 2026, which represents a $7.8 million, or 19% increase, compared to the same prior-year period.

Credit Facility and Liquidity
As of March 31, 2026, the Company had cash and cash equivalents of $120.1 million and no borrowings against its credit facility.

Capital expenditures of $7.6 million in the first quarter of 2026 were funded from operating cash flow and included capital expenditures related to the ongoing maintenance capital projects at both properties.

In the first quarter of 2026, the Company purchased in the open market, under its share repurchase plan, 181,258 shares of its common stock, for a $17.6 million. The purchases were funded from operating cash flow. As of March 31, 2026, the Company has 971,503 shares remaining out of 3,000,000 shares originally authorised by the Board.

On March 16, 2026, the Company paid a cash dividend of $0.30 per share to its stockholders of record as of March 2, 2026 for a total of $5.4 million. The cash dividend was funded from operating cash flow.

Monarch believes its strong balance sheet and free cash flow favorably positions the Company to continue investing in its properties, share repurchases and paying cash dividends. The Company has been diligently evaluating potential M&A transactions, which it believes could drive additional long-term value for stockholders.

Quarterly Dividend Declaration
The Company today announced a cash dividend of $0.30 per share of its outstanding common stock. The dividend is payable on June 15, 2026 to stockholders of record as of June 1, 2026. This cash dividend is part of the previously announced annual cash dividend of $1.20 per share payable in quarterly payments and subject to quarterly review and evaluation by the Company’s Board of Directors.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "plan," "believe," "expect," "seem," "look," "look forward," "positioning," "future," "will," "confident" and similar references to future periods. Example of forward-looking statements include, among others, statements we make regarding: (i) the continuing strength of our balance sheet and our expected free cash flow; (ii) our expectations regarding continuing our dividend payments in the future; (iii) our expectations regarding the cash flow we expect to generate to fund our cash dividends to stockholders; and, (iv) our beliefs regarding the impact of our capital investment strategy and evaluation of potential strategic transactions on our long term success. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

  adverse impacts of outbreaks of contagious diseases on our business, financial condition and operating results;
  actions taken by government officials at the federal, state and/or local level with respect to the containment of disease outbreaks, including, without limitation, temporary or extended shutdowns, travel restrictions, social distancing and shelter-in-place orders;
  our ability to manage guest safety concerns in connection with an outbreak of contagious diseases;
  our ability to maintain compliance with the terms and conditions of our credit facilities and other material contracts in the event of any unexpected or unplanned events, such as temporary or extended shutdowns;
  access to available and reasonable financing on a timely basis;
  our ability to maintain strong working relationships with our regulators, employees, lenders, suppliers, insurance carriers, customers, and other stakeholders;
  impacts of any uninsured losses;
  changes in guest visitation or spending patterns due to economic conditions, health, international relations or other concerns;
  construction factors, including delays, disruptions, availability of labor and materials, increased costs of labor and materials, contractor disagreements, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, building permit issues and other regulatory approvals or issues;
  ongoing disagreements over costs of and responsibility for delays and other construction related matters with our general contractor at Monarch Casino Resort Spa Black Hawk, PCL Construction Services, Inc., including, as previously reported, the litigation against us by such contractor;
  the judgment entered in PCL’s favor and against Monarch in the above-mentioned litigation in the amount of $74,627,657 (the “Judgment”), in Case No. 2019cv33368 in the District Court for the State of Colorado, City and County of Denver (the “Court”), including the outcome of any post-judgment motions filed by PCL in the Court for further release;
  the outcome of our appeal of the Judgment;
  our potential need to post other bonds or other forms of surety to support our legal remedies;
  risks related to development and construction activities (including disputes with and defaults by contractors and subcontractors, construction, equipment or staffing problems and delays, shortages of materials or skilled labor, environmental, health and safety issues, weather and other hazards, site access matters, and unanticipated cost increases);
  our ability to generate sufficient operating cash flow to help finance our expansion plans;
  changes in laws mandating increases in minimum wages and employee benefits;
  changes in laws and regulations permitting expanded and other forms of gaming in our key markets;
  the effects of local and national economic, credit and capital market conditions on the economy in general and on the gaming industry and our business in particular, including predictions for a potential recession;
  the effects of labor shortages on our market position, growth and financial results;
  the potential of increases in state and federal taxation;
  potential of increased regulatory and other burdens;
  guest acceptance of our expanded facilities once completed and the resulting impact on our market position, growth and financial results;
  competition in our target market areas;
  the impact of the recently enacted tariffs on our business, including the potential increase in our operating costs;
  broad-based inflation, including wage inflation; and,
  the impact of the conflicts taking place in Ukraine, Israel, Iran, other areas of the Middle East and other parts of the world.

Additional information concerning potential factors that could adversely affect all forward-looking statements, including the Company's financial results, is included in our Securities and Exchange Commission filings, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website at www.monarchcasino.com.

About Monarch Casino & Resort, Inc.
Monarch Casino & Resort, Inc., through its subsidiaries, owns and operates the Monarch Casino Resort Spa ("Monarch Black Hawk") in Black Hawk, Colorado, approximately 40 miles west of Denver and the Atlantis Casino Resort Spa ("Atlantis"), a hotel/casino facility in Reno, Nevada. For additional information on Monarch, visit the Company's website at www.monarchcasino.com.

Atlantis features 817 guest rooms and suites, and approximately 61,000 square feet of casino space. The casino features approximately 1,200 slot and video poker machines; approximately 30 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge; and a poker room. It also includes eight food outlets; two gourmet coffee and pastry bars; retail store; a 30,000 square foot health spa and salon with an enclosed year-round pool; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space.

Monarch Black Hawk features 516 guest rooms and suites, and approximately 60,000 square feet of casino space. The resort offers approximately 1,000 slot machines; 37 table games; a poker room; keno; and a sports book. It also includes 10 bars and lounges, as well as four dining options: a twenty-four-hour full-service restaurant, a buffet-style restaurant, the Monarch Chophouse (a fine-dining steakhouse), and Bistro Mariposa (elevated Southwest cuisine), banquet and meeting room space, a retail store, a concierge lounge and an upscale spa and enclosed year-round pool located on the top floor of the tower. The resort is connected to a nine-story parking structure with approximately 1,350 parking spaces, and additional valet parking, with total property capacity of approximately 1,500 spaces.

Contacts:
John Farahi
Chief Executive Officer
775/824-4401 or JFarahi@monarchcasino.com

Joseph Jaffoni, Christin Armacost
JCIR
212/835-8500 or mcri@jcir.com

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data, unaudited)

	Three months ended March 31,
	2026	2025
Revenues
Casino	$79,746	$72,895
Food and beverage	31,701	30,022
Hotel	18,956	16,708
Other	6,147	5,769
Net revenues	136,550	125,394

Operating expenses
Casino	28,733	27,517
Food and beverage	23,044	22,309
Hotel	6,822	6,296
Other	3,199	3,078
Selling, general and administrative	27,754	27,190
Depreciation and amortization	10,467	13,215
Other operating items, net	1,585	471
Total operating expenses	101,604	100,076
Income from operations	34,946	25,318
Interest income, net	598	316
Income before income taxes	35,544	25,634
Provision for income taxes	(7,952)	(5,770)
Net income	$27,592	$19,864

Earnings per share of common stock
Net income
Basic	$1.55	$1.08
Diluted	$1.52	$1.05

Weighted average number of common shares and potential common shares outstanding
Basic	17,843	18,451
Diluted	18,201	18,829

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except per share data)

	March 31, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$120,125	$96,468
Receivables, net	9,703	11,067
Income taxes receivable	-	3,013
Inventories	8,337	9,089
Prepaid expenses and other	8,714	9,616
Total current assets	146,879	129,253
Property and equipment, net	551,512	556,668
Goodwill	25,111	25,111
Intangible and other long-term assets	1,672	1,817
Total assets	$725,174	$712,849
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$45,406	$44,924
Construction accounts payable	48,184	50,209
Income taxes payable	4,939	-
Accrued expenses	51,052	54,049
Short-term lease liability	986	1,019
Total current liabilities	150,567	150,201
Deferred income taxes	11,626	11,626
Long-term lease liability	12,059	12,279
Other long-term liabilities	1,073	1,073
Total liabilities	175,325	175,179
Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized;
19,646,611 shares issued and 17,740,083 outstanding at March 31, 2026;
19,544,290 shares issued and 17,819,020 outstanding at December 31, 2025	196	195
Additional paid-in capital	83,717	76,038
Treasury stock, 1,906,528 shares at March 31, 2026
and 1,725,270 shares at December 31, 2025	(154,142)	(136,411)
Retained earnings	620,078	597,848
Total stockholders' equity	549,849	537,670
Total liabilities and stockholders' equity	$725,174	$712,849

MONARCH CASINO & RESORT, INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME
(In thousands, unaudited)

The following table sets forth a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, a GAAP financial measure:

	Three months ended March 31,
	2026	2025
Net income	$27,592	$19,864
Expenses:
Stock based compensation	1,953	2,127
Depreciation and amortization	10,467	13,215
Provision for income taxes	7,952	5,770
Interest income, net	(598)	(316)
Construction litigation expense(2)	347	447
Principal judgement on construction litigation accrual(2)	1,104	-
Other litigation expense accrual(2)	98	-
Lobbying expense to oppose the expansion of iGaming(2)	115	28
Gain on disposition of assets(2)	(79)	(4)
Adjusted EBITDA(1)	$48,951	$41,131

(1)	Adjusted EBITDA, a non-GAAP financial measure, consists of net income plus loss on disposal of assets, provision for income taxes, stock-based compensation expense, other one-time charges, construction litigation expenses, acquisition expenses, interest expense, depreciation and amortization less interest income, any benefit for income taxes and gain on disposal of assets. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with US Generally Accepted Accounting Principles), as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with US GAAP) or as a measure of liquidity. This measure enables comparison of the Company's performance over multiple periods, as well as against the performance of other companies in our industry that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and, therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.
(2)	Amount included in the "Other operating items, net" in the Consolidated Statement of Income.